Exhibit 4.12

Deed

EXECUTION VERSION

Implementation Deed

BHP Billiton Limited

BHP Billiton Plc

South32 Limited

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Contents

Table of contents

1	Definitions and interpretation	4
1.1	Definitions	4
1.2	Interpretation	11
1.3	References to BHP Billiton	12
1.4	Legally binding and effective nature of this deed	12

2	Agreement to proceed with the Demerger	13

3	Conditions	13
3.1	Conditions	13
3.2	Reasonable endeavours	13
3.3	Waiver of Conditions	13
3.4	Certain notices	14

4	Termination	14
4.1	Termination	14
4.2	Effect of termination	14

5	Joint obligations in relation to the Demerger	14

6	Obligations of BHP Billiton Limited in relation to the Demerger	15

7	Obligations of BHP Billiton Plc in relation to the Demerger	15

8	Other obligations in relation to the Demerger	16

9	South32 Listings	17
9.1	Application to ASX	17
9.2	Application to UKLA and LSE	17
9.3	Application to JSE	18
9.4	Obligations of BHP Billiton	18

10	General	18
10.1	Notices	18
10.2	Representations and warranties	19
10.3	Reliance on representations	19
10.4	Governing law and jurisdiction	19
10.5	Prohibition and enforceability	20
10.6	Waivers	20
10.7	Variation	20
10.8	Duties, costs and expenses	20
10.9	Cumulative rights	20
10.10	Assignment	20
10.11	Further assurances	20
10.12	Entire agreement	21
10.13	Counterparts	21
10.14	To the extent not excluded by law	21
10.15	Attorneys	21

	Schedules

	Schedule 1

	Timetable	23

	Signing pages	25

Implementation Deed

Date	17 March 2015

Between the parties

BHP Billiton Limited

ACN 004 028 077 of BHP Billiton Centre, 171 Collins Street,
Melbourne Victoria 3000 Australia

(BHP Billiton Limited)

BHP Billiton Plc

Registered number 3196209 of Neathouse Place, London SW1V
1BH United Kingdom

(BHP Billiton Plc)

South32 Limited

ACN 093 732 597 of ‘Waterfront Place’, Level 20, 1 Eagle Street,
Brisbane Queensland 4000 Australia

(South32)

Recitals

1       BHP Billiton Limited and BHP Billiton Plc are parties to a dual listed company merger, the effect of which is that BHP Billiton Limited (and its Subsidiaries) and BHP Billiton Plc (and its Subsidiaries) operate together as if they were a single economic enterprise, while retaining their separate legal identities, tax residencies and stock exchange listings.

2 At the date of this deed, South32 is a wholly owned Subsidiary of BHP Billiton Limited.

3 The parties to this deed have entered into the Transaction Documents to:

• assemble the South32 Business under the ownership of the South32 Group;

• transfer to the BHP Billiton Group those parts of the BHP Billiton Business which are held by the South32 Group; and

•       separate South32 from each of BHP Billiton Limited, BHP Billiton Plc and their Related Entities through a distribution of South32 Shares to Eligible Ltd Shareholders and Eligible Plc Shareholders and the sale of South32 Shares to which Ineligible Overseas Ltd Shareholders and Ineligible Overseas Plc Shareholders would have been entitled.

4 To implement the Demerger, South32 issued a South32 Share to BHP Billiton Limited in accordance with the Ltd Subscription Agreement, and it is intended that:

• South32 will issue a further South32 Share to BHP Billiton Limited for an amount payable by BHP Billiton Limited determined under the Cash Adjustment Agreement and

South32 may also return capital to BHP Billiton Limited, in accordance with the Cash Adjustment Agreement;

• BHP Billiton Limited will declare and distribute the Ltd Dividend to Ltd Demerger Participants;

• South32 will issue South32 Shares to BHP Billiton Plc in accordance with the Plc Subscription Agreement;

• BHP Billiton Plc will declare and distribute the Plc Dividend to Plc Demerger Participants; and

• South32 will cease to be a Subsidiary of BHP Billiton Limited and will be listed on the ASX, with further listings on the UKLA official list and JSE.

5 The parties have agreed to implement the steps required for the Demerger, on the terms set out in this deed.

This deed witnesses as follows:

1    Definitions and interpretation

1.1    Definitions

In this deed the following terms have the meaning set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited (ABN 98 008 624 691), or the market operated by it as the context requires.

BHP Billiton	BHP Billiton Limited and BHP Billiton Plc, and references to any rights or obligations of BHP Billiton shall be interpreted in accordance with clause 1.3.

BHP Billiton Business	has the meaning given to that term in the Separation Deed.

BHP Billiton Group	each of BHP Billiton Limited, BHP Billiton Plc and their Related Entities but excluding each South32 Group Member.

BHP Billiton Limited ADS	a BHP Billiton Limited American Depositary Share issued under the second amended and restated deposit agreement dated 2 July 2007 between BHP Billiton Limited and Citibank, N.A., as depositary.

BHP Billiton Plc ADS	a BHP Billiton Plc American Depositary Share issued under the second amended and restated deposit agreement dated 2 July 2007 between BHP Billiton Plc and Citibank, N.A., as depositary.

BHP Billiton Tax Sharing Deed	the tax sharing deed between BHP Billiton Limited (ABN 49 004 028 077) and The Broken Hill

Term	Meaning

Proprietary Company Pty Ltd (ABN 46 004 104 134) dated 28 November 2003, as amended from time to time.

Business Day	a day (calculated according to Melbourne Time), not being a Saturday, Sunday or public holiday, on which banks are open for business in Melbourne.

Cash Adjustment Agreement	an agreement having that name entered into on or about the date of this deed between BHP Billiton Limited and South32, under which, depending on the relevant circumstances at the Economic Separation Time, South32 will either:

1 issue a South32 Share to BHP Billiton Limited; or 2 issue a South32 Share to BHP Billiton Limited and return capital to BHP Billiton Limited.

Condition	a condition in clause 3.1.

Corporations Act	the Corporations Act 2001 (Cth).

Cut-Off Date	31 December 2015 Melbourne Time, or such later date as may be agreed by the parties in writing.

Demerger

the demerger of the South32 Group from the BHP Billiton Group as described in the Disclosure Documents and includes:

1       the Internal Restructure;

2       the Ltd Dividend;

3       the Plc Dividend; and

4       the South32 Listings.

Demerger Entitlement

the entitlement of each Demerger Participant to South32 Shares under the Demerger, being:

1       in relation to a Ltd Demerger Participant, one South32 Share for each Ltd Share held by that Ltd Demerger Participant as at the Ltd Record Date; and

2       in relation to a Plc Demerger Participant, one South32 Share for each Plc Share held by that Plc Demerger Participant as at the Plc Record Date.

Demerger Participants	1 the Ltd Demerger Participants; and 2 the Plc Demerger Participants.

Disclosure Documents	1 the Shareholder Circular;

2 the South32 Listing Document;

Term	Meaning

3       the UK Prospectus;

4       the JSE Pre-Listing Statement; and

5       all other documents which are required to be published by South32 or BHP Billiton or provided to Ltd Shareholders, Plc Shareholders or other market participants in relation to the South32 Listings or the Demerger.

Dividend Declaration Date	the date on which the Ltd Dividend and the Plc Dividend are declared and publicly announced.

Economic Separation Time	has the meaning given to that term in the Cash Adjustment Agreement.

Eligible Shareholders	1 Eligible Ltd Shareholders; and 2 Eligible Plc Shareholders.

Eligible Ltd Shareholder

a Ltd Demerger Participant whose Registered Address as at the Ltd Record Date is in:

1       Australia, the United Kingdom, South Africa, the United States, Canada, Chile, France, Hong Kong, Ireland, Jersey, Malaysia, New Zealand or Singapore; or

2       any other jurisdiction in which BHP Billiton Limited believes that it is not prohibited or unduly onerous or impractical to transfer or distribute South32 Shares to that Ltd Demerger Participant pursuant to the Ltd Dividend.

Eligible Plc Shareholder

a Plc Demerger Participant whose Registered Address as at the Plc Record Date is in:

1       Australia, the United Kingdom, South Africa, the United States, Canada, Chile, France, Hong Kong, Ireland, Jersey, Malaysia, New Zealand or Singapore; or

2       any other jurisdiction in which BHP Billiton Plc believes that it is not prohibited or unduly onerous or impractical to transfer or distribute South32 Shares to that Plc Demerger Participant pursuant to the Plc Dividend.

Government Agency	any government or any governmental, semi-governmental, supranational, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Ineligible Overseas Shareholder	1 an Ineligible Overseas Ltd Shareholder; or 2 an Ineligible Overseas Plc Shareholder.

Term	Meaning
Ineligible Overseas Ltd Shareholder	a Ltd Demerger Participant who is not an Eligible Ltd Shareholder.

Ineligible Overseas Plc Shareholder	a Plc Demerger Participant who is not an Eligible Plc Shareholder.

Internal Restructure	has the meaning given to that term in the Separation Deed.

Internal Restructure Documents	has the meaning given to that term in the Separation Deed.

ITAA1997	the Income Tax Assessment Act 1997 (Cth).

JSE	JSE Limited, or the market operated by it as the context requires.

JSE Pre-Listing Statement	the statement required to be issued by South32 in connection with the secondary listing of South32 on the JSE pursuant to section 6 of the listings requirements published by the JSE.

London Time	the local time in London, England.

LSE	London Stock Exchange Plc.

Ltd Demerger Participant	each person who is, as at the Ltd Record Date, registered in the Ltd Share Register as a holder of a Ltd Share.

Ltd Dividend

an in specie dividend by BHP Billiton Limited to:

1       Eligible Ltd Shareholders, of a number of South32 Shares equal to their respective Demerger Entitlements; and

2       Ineligible Overseas Ltd Shareholders, by transfer to the Sale Agent of a number of South32 Shares equal to the Demerger Entitlements of Ineligible Overseas Ltd Shareholders.

Ltd Dividend Resolution	a resolution of the board of Directors of BHP Billiton Limited to declare and pay the Ltd Dividend to the Ltd Demerger Participants in accordance with their Demerger Entitlements.

Ltd General Meeting	a meeting of Ltd Shareholders to vote on the Demerger.

Ltd Implementation Date	the date on which the Ltd Dividend is distributed.

Ltd Record Date	the record date to determine the entitlement of Ltd Shareholders to the Ltd Dividend.

Ltd Share	a fully paid ordinary share in the capital of BHP Billiton Limited.

Ltd Share Register	the register of Ltd Shareholders maintained under section 169 of the Corporations Act.

Term	Meaning
Ltd Shareholder	a person who is registered in the Ltd Share Register as the holder of Ltd Shares.

Ltd Subscription Agreement	a subscription agreement entered into on 21 November 2014 between BHP Billiton Limited and South32, under which BHP Billiton Limited has agreed to subscribe for a South32 Share.

Melbourne Time	the local time in Melbourne, Victoria, Australia.

Participating Small Shareholder	a Small Shareholder who elects to have all the South32 Shares that they receive under the Demerger immediately transferred to BHP Billiton Limited for sale under the Sale Facility.

Plc Demerger Participant	each person who is, as at the Plc Record Date, registered in the Plc Share Register as a holder of a Plc Share.

Plc Dividend

an in specie dividend by BHP Billiton Plc to:

1       Eligible Plc Shareholders, of a number of South32 Shares equal to their respective Demerger Entitlements; and

2       Ineligible Overseas Plc Shareholders, by transfer to the Sale Agent of a number of South32 Shares equal to the Demerger Entitlements of Ineligible Overseas Plc Shareholders.

Plc Dividend Resolution	a resolution of the board of Directors of BHP Billiton Plc to declare and pay the Plc Dividend to the Plc Demerger Participants in accordance with their Demerger Entitlements.

Plc General Meeting	a meeting of Plc Shareholders to vote on the Demerger.

Plc Implementation Date	the date on which the Plc Dividend is distributed.

Plc Record Date	the respective record dates on the LSE and the JSE to determine the entitlement of Plc Shareholders to the Plc Dividend.

Plc Share	a fully paid ordinary share in the capital of BHP Billiton Plc.

Plc Share Register	the register of Plc Shareholders maintained pursuant to section 113 of the Companies Act 2006 (UK).

Plc Shareholders	a person who is registered in the Plc Share Register as the holder of Plc Shares.

Plc Subscription Agreement	a subscription agreement entered into on 24 November 2014 between BHP Billiton Plc and South32, under which BHP Billiton Plc has agreed to subscribe for South32 Shares.

Term	Meaning
Registered Address	1 in relation to a Ltd Shareholder, its address shown in the Ltd Share Register; and 2 in relation to a Plc Shareholder, its address shown in the Plc Share Register.

Regulatory Approvals	such approvals, consents, confirmations, waivers or other acts from or by Regulatory Authorities as are necessary or, in the reasonable opinion of BHP Billiton Limited or BHP Billiton Plc, desirable to implement the Demerger.

Regulatory Authority

includes:

1       ASX, ASIC and the Foreign Investment Review Board;

2       LSE, UKLA and the JSE;

3       a Government Agency;

4       a minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government; and

5       any regulatory organisation established under statute.

Related Entity

means, in relation to an entity, a body corporate which is:

1       a controlling company;

2       a controlled company; or

3       a controlled company of a controlling company,

of that entity and in respect of BHP Billiton Limited or BHP Billiton Plc includes:

4       BHP Billiton Plc;

5       BHP Billiton Limited;

6       any body corporate controlled by BHP Billiton Plc or BHP Billiton Limited;

7       any body corporate controlled by BHP Billiton Plc and BHP Billiton Limited taking into account the aggregate percentage interests of their respective direct or indirect shareholdings in that body corporate;

8       any body corporate controlling or controlled by the bodies corporate referred to in paragraphs 4 to 7.

Term	Meaning

For the purposes of this definition, one body corporate controls another when at the relevant time:

1       it owns either directly or indirectly or is otherwise in a position to cast, or control the casting of, more than 50% of the shares entitled to vote at general meetings of that other body corporate; or

2       it controls the composition of a majority of the board of that other body corporate,

and “controlled” and “controlling” will be construed accordingly.

Requisite Majority	an ordinary resolution of Ltd Shareholders and Plc Shareholders voting on a joint electorate basis.

Sale Agent	Goldman Sachs Australia Pty Limited or such other person nominated by BHP Billiton Limited and BHP Billiton Plc to sell or facilitate the sale of the South32 Shares attributable to Selling Shareholders.

Sale Facility	the sale facility under which South32 Shares received by Participating Small Shareholders will be transferred to BHP Billiton Limited and sold by the Sale Agent.

Selling Shareholder	1 a Participating Small Shareholder; or 2 an Ineligible Overseas Shareholder.

Separation Deed	the separation deed relating to the Demerger entered into on or about the date of this deed between BHP Billiton Limited, BHP Billiton Plc and South32.

Shareholder Circular	the explanatory circular which is to be sent by BHP Billiton to Ltd Shareholders and Plc Shareholders explaining the Demerger.

Small Shareholder	an Eligible Shareholder who individually holds 10,000 or fewer Ltd Shares or Plc Shares as at the Ltd Record Date or the Plc Record Date (as applicable).

South32 ADS	an American Depositary Share representing South32 Shares, issued under a depositary agreement to be entered into by South32.

South32 Business	has the meaning given to that term in the Separation Deed.

South32 Group	has the meaning given to that term in the Separation Deed.

South32 Group Member	each member of the South32 Group.

Term	Meaning
South32 Listing Document	the information memorandum lodged by South32 with the ASX in connection with South32’s application for admission to the ASX Official List.

South32 Listings

1       the listing of South32 and quotation of South32 Shares on ASX;

2       the admission of South32 Shares to the standard segment of the UKLA official list and the admission of South32 Shares to trading on the main market for listed securities on the LSE; and

3       the secondary listing of South32, and quotation of South32 Shares, on JSE.

South32 Share	a fully paid ordinary share in the capital of South32.

South32 Share Register	the register of South32 Shareholders maintained under section 169 of the Corporations Act.

South32 Shareholder	a person who is registered in the South32 Share Register as the holder of South32 Shares.

Subsidiary	has the same meaning as in the Corporations Act.

Timetable	the timetable set out in Schedule 1.

Transaction Documents	has the meaning given to that term in the Separation Deed.

UK	the United Kingdom of Great Britain and Northern Ireland.

UKLA	the Financial Conduct Authority acting as United Kingdom Listing Authority being the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (UK).

UKLA Listing Rules	the listing rules made by the UKLA under Part VI of the Financial Services and Markets Act 2000 (UK).

UK Prospectus	the prospectus to be published by South32 for the purpose of its application for the admission of South32 Shares to the standard segment of the UKLA Official List.

1.2    Interpretation

(a)	In this deed headings and bold type are for convenience only and do not affect the interpretation of this deed and unless the context otherwise requires:

(1)	words importing the singular include the plural and vice versa;

(2)	a reference to one gender includes all genders;

(3)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(4)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(5)	a reference to a clause, party or schedule is a reference to a clause of, and a party and schedule to, this deed and a reference to this deed includes any schedule;

(6)	a reference to legislation includes any change to, consolidation or replacement of it, whether passed by the same or another Government Agency with legal power to do so, and any delegated legislation or proclamation issued under it;

(7)	a reference to a document includes all amendments or supplements to or replacements or novations of that document;

(8)	a reference to a party to a document includes that party’s executors, administrators, liquidator, successors and permitted assigns including any person taking by novation;

(9)	no provision of this deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision;

(10)	‘in relation to’ includes arising, directly or indirectly, in whole or in part, in relation to, in connection with, as a consequence of, or which would not have arisen but for and ‘relating to’ has a corresponding meaning;

(11)	a reference to a deed other than this deed or to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

(12)	a reference to ‘A$’ is to the currency of Australia and a reference to ‘US$’ is to the currency of the United States;

(13)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind; and

(14)	a reference to a body other than a party to this deed (including an institute, association or authority) whether statutory or not which ceases to exist or whose powers or functions are transferred to another body, is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(b)	In this deed, unless otherwise expressly stated, ‘including’ means ‘including but not limited to’ and ‘include’ and ‘includes’ have corresponding meanings.

(c)	Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.3    References to BHP Billiton

In this deed:

(a)	an obligation imposed on ‘BHP Billiton’ is a joint and several obligation of BHP Billiton Limited and BHP Billiton Plc; and

(b)	a right conferred on ‘BHP Billiton’ is a right conferred on each of BHP Billiton Limited and BHP Billiton Plc severally.

1.4    Legally binding and effective nature of this deed

Despite any other provision in this deed to the contrary and notwithstanding the due execution by each party to this deed, the parties agree that this deed will only become legally binding and effective as between them if the BHP Billiton board publicly announces its intention to proceed with the Demerger and makes available publicly the form of Shareholder Circular it proposes to provide to its shareholders in relation to the Demerger.

2    Agreement to proceed with the Demerger

The parties agree to undertake the Demerger on the terms of, and subject to the conditions set out in, this deed and the Transaction Documents.

3    Conditions

3.1    Conditions

The obligations of BHP Billiton Limited to declare the Ltd Dividend and BHP Billiton Plc to declare the Plc Dividend under this deed are subject to the satisfaction or waiver of the following Conditions:

(a)	the Demerger being approved at the Ltd General Meeting and the Plc General Meeting by the Requisite Majority;

(b)	no temporary restraining order, preliminary or permanent injunction or other order being issued by any court of competent jurisdiction and no other legal restraint or prohibition preventing the Demerger being implemented;

(c)	all Regulatory Approvals being obtained either unconditionally or on conditions reasonably satisfactory to BHP Billiton;

(d)	the ASX approving the admission of South32 to the ASX official list and the granting of permission for official quotation of South32 Shares on ASX, subject only to such conditions that are acceptable to BHP Billiton Limited and BHP Billiton Plc;

(e)	an application having been made to the UKLA for all of the South32 Shares to be admitted to the standard listing segment of the UKLA official list and to the LSE for the South32 Shares to be admitted to trading on the LSE’s main market for listed securities and there having been no indication that such applications will not be granted on or before 26 May 2015 (London Time) (or such later time determined by BHP Billiton) on such conditions that are acceptable to BHP Billiton;

(f)	the JSE approving the secondary listing of South32 on the JSE, subject only to such conditions that are acceptable to BHP Billiton Limited and BHP Billiton Plc;

(g)	completion of the transactions which are required to give effect to the Internal Restructure in accordance with the Internal Restructure Documents; and

(h)	no event occurring prior to the declaration of the Ltd Dividend and the Plc Dividend which would render the payment of such dividends unlawful.

For the avoidance of doubt, the Demerger will not be implemented unless BHP Billiton Limited declares the Ltd Dividend and BHP Billiton Plc declares the Plc Dividend.

3.2    Reasonable endeavours

BHP Billiton Limited, BHP Billiton Plc and South32 must each use reasonable endeavours to procure that;

(a)	the Conditions (other than the condition in clause 3.1(b) and 3.1(h)) are satisfied as soon as practicable after the date of this deed and in any event by the Cut- Off Date; and

(b)	there is no occurrence within the control of BHP Billiton Limited, BHP Billiton Plc or South32 or their Subsidiaries that would prevent the Conditions being satisfied.

3.3    Waiver of Conditions

The Conditions are for the benefit of BHP Billiton only and may be waived, to the extent that it is lawful to do so, by BHP Billiton providing notice in writing to South32.

3.4    Certain notices

(a)	If, before the time specified for satisfaction of a Condition, any event that will prevent that Condition being satisfied occurs, the party with knowledge of that event must promptly give the other parties written notice of that event.

(b)	BHP Billiton and South32 must promptly advise each other of any change or event causing, or which, so far as can reasonably be foreseen, would cause a breach or non-fulfilment of any of the Conditions.

4    Termination

4.1    Termination

If:

(a)	at any time before the Dividend Declaration Date, a majority of the directors of BHP Billiton change their recommendation or withdraw their support for the Demerger;

(b)	the Dividend Declaration Date does not occur on or before the Cut-Off Date; or

(c)	an event occurs which results in a Condition being breached or becoming incapable of satisfaction, and where such Condition is capable of being waived, BHP Billiton has not provided notice to South32 in accordance with clause 3.4 within 10 Business Days of the occurrence of the event that it waives that Condition,

BHP Billiton may terminate this deed by providing notice in writing to South32.

4.2    Effect of termination

Upon termination of this deed in accordance with clause 4.1, each party is released from all obligations and liabilities under this deed.

5    Joint obligations in relation to the Demerger

BHP Billiton must undertake, and South32 must do all things within its sole control that BHP Billiton reasonably requests, to achieve the following steps:

(a)	Regulatory Approvals: apply for, and take reasonable steps to obtain, all Regulatory Approvals;

(b)	Disclosure Documents: prepare and finalise the Disclosure Documents, and use reasonable endeavours to ensure that the Disclosure Documents comply with applicable laws and any applicable disclosure requirements of the relevant Regulatory Authorities and obtain such approvals, confirmations and waivers as may be required from relevant Regulatory Authorities in respect of the Disclosure Documents;

(c)	Timetable: use reasonable endeavours to effect the Demerger in accordance with the Timetable;

(d)	sale of shares of Selling Shareholders: procure the sale of South32 Shares by the Sale Agent in respect of Selling Shareholders within 20 Business Days after the Ltd Implementation Date (or such later date nominated by BHP Billiton that is permitted under the Disclosure Documents and the Regulatory Approvals) and remit the proceeds of sale to those Selling Shareholders in accordance with their respective Demerger Entitlements;

(e)	directors: take all actions necessary to cause:

(1)	the appointment of those persons named in the Disclosure Documents as directors and company secretary of South32 to the South32 board with effect from no later than the Dividend Declaration Date;

(2)	all directors on the South32 board other than the South32 directors named in the Disclosure Documents to resign with effect from no later than the Dividend Declaration Date; and

(3)	all directors and company secretaries of the Subsidiaries of South32, as specified by South32, to resign with effect from no later than the Dividend Declaration Date and be replaced (with effect from the same date) with those persons nominated by South32 for those positions.

6    Obligations of BHP Billiton Limited in relation to the Demerger

BHP Billiton Limited must take all reasonable steps within its control to implement the Demerger, including each of the following:

(a)	shareholder approval: seek the approval of Ltd Shareholders for the Demerger at the Ltd General Meeting;

(b)	Ltd Dividend declaration: subject to satisfaction or waiver of the Conditions as at the Dividend Declaration Date, on the same date as the Plc Dividend Resolution is passed by the BHP Billiton Plc board, procure that the Ltd Dividend Resolution is passed by the BHP Billiton Limited board declaring the Ltd Dividend on the basis that:

(1)	the dividend is to be distributed on the Ltd Implementation Date; and

(2)	the record date for the Ltd Dividend is the Ltd Record Date.

(c)	no revocation: after the Dividend Declaration Date but by no later than the commencement of deferred settlement trading in South32 Shares, provide an irrevocable undertaking that the declaration of the Ltd Dividend will not be revoked or withdrawn;

(d)	payment of Ltd Dividend: on the Ltd Implementation Date, procure the distribution of South32 Shares to the Ltd Demerger Participants in accordance with their respective Demerger Entitlements (or to the Sale Agent in the case of Ineligible Overseas Ltd Shareholders) by way of the Ltd Dividend;

(e)	agreement to become members: execute an agreement, pursuant to clause 119 of BHP Billiton Limited’s constitution, under which BHP Billiton Limited agrees on behalf of each Ltd Demerger Participant and the Sale Agent, to become a South32 Shareholder;

(f)	BHP Billiton Limited ADS: with respect to holders of BHP Billiton Limited ADSs, take such steps as are necessary, including procuring the cooperation of the depositary, to facilitate the distribution of South32 ADSs to such holders; and

(g)	Clear exit payment: procure that prior to the Ltd Implementation Date, South32 and any South32 Group Member makes any payment required to be made by it in accordance with the BHP Billiton Tax Sharing Deed and pursuant to section 721-35 of the ITAA 1997.

7    Obligations of BHP Billiton Plc in relation to the Demerger

BHP Billiton Plc must take all reasonable steps within its control to implement the Demerger, including each of the following:

(a)	shareholder approval: seek the approval of Plc Shareholders for the Demerger at the Plc General Meeting;

(b)	Plc Dividend declaration: subject to satisfaction or waiver of the Conditions as at the Dividend Declaration Date, on the same date as the Ltd Dividend Resolution is passed by the BHP Billiton Limited board, procure that the Plc Dividend Resolution is passed by the BHP Billiton Plc board declaring the Plc Dividend on the basis that:

(1)	the dividend is to be distributed on the Plc Implementation Date; and

(2)	the record date for the Plc Dividend is the Plc Record Date.

(c)	no revocation: after the Dividend Declaration Date but by no later than the commencement of “when issued” trading in South32 Shares on the LSE, provide an irrevocable undertaking that the declaration of the Plc Dividend will not be revoked or withdrawn;

(d)	Plc Subscription Agreement: pay the subscription amount, and following the distribution of South32 Shares pursuant to the Ltd Dividend complete the subscription for South32 Shares, under and in accordance with the Plc Subscription Agreement;

(e)	payment of Plc Dividend: on the Plc Implementation Date and immediately after the South32 Shares are issued to it pursuant to the Plc Subscription Agreement, procure the distribution of South32 Shares to the Plc Demerger Participants in accordance with their respective Demerger Entitlements (or to the Sale Agent in the case of Ineligible Overseas Plc Shareholders) by way of the Plc Dividend (to the extent that it is lawful to do so);

(f)	agreement to become members: execute an agreement, pursuant to clause 119 of BHP Billiton Plc’s articles of association, under which BHP Billiton Plc agrees on behalf of each Plc Demerger Participant and the Sale Agent, to become a South32 Shareholder; and

(g)	BHP Billiton Plc ADS: with respect to holders of BHP Billiton Plc ADSs, take such steps as are necessary, including procuring the cooperation of the depositary, to facilitate the distribution of South32 ADSs to such holders.

8    Other obligations in relation to the Demerger

South32 must do all things within its sole control that BHP Billiton reasonably requests in order to implement the Demerger, including taking steps as requested by BHP Billiton in order to:

(a)	capital: ensure that on the Ltd Implementation Date it has that number of ordinary shares on issue equal to the Demerger Entitlements of the Ltd Demerger Participants;

(b)	registration of issue and transfers under the Ltd Dividend: on the Ltd Implementation Date ensure that each Ltd Demerger Participant (and the Sale Agent in respect of the South32 Shares to which Ineligible Overseas Ltd Shareholders are entitled) in respect of the South32 Shares which they receive under the Demerger is entered into the South32 Share Register;

(c)	registration of issue and transfers under the Plc Dividend and the Plc Subscription Agreement: on the Plc Implementation Date enter into the South32 Share Register (in the order set out below):

(1)	BHP Billiton Plc in respect of the South32 Shares which it receives under the Plc Subscription Agreement;

(2)	each Plc Demerger Participant (and Computershare in respect of Depository Instruments and Company Sponsored Nominee accounts and the Sale Agent in respect of the South32 Shares to which Ineligible Overseas Plc Shareholders are entitled) in respect of the South32 Shares which they receive under the Demerger; and

(3)	BHP Billiton Limited in respect of the South32 Shares transferred to it by Participating Small Shareholders;

(d)	confirmation of holdings: as soon as practicable after the Ltd Implementation Date and the Plc Implementation Date (as applicable) send to:

(1)	each Demerger Participant (other than Participating Small Shareholders and Ineligible Overseas Shareholders), holding statements, in the form and manner contemplated by section 7.5 of the Shareholder Circular, for the South32 Shares to which they are entitled under the Demerger;

(2)	BHP Billiton Limited, a holding statement for South32 Shares transferred to BHP Billiton Limited by Participating Small Shareholders; and

(3)	the Sale Agent, holding statements for the South32 Shares transferred to the Sale Agent on behalf of the Ineligible Overseas Shareholders,

by prepaid post to their Registered Address as at the Record Date, unless the relevant Ltd Shareholder or Plc Shareholder has directed otherwise. In the case of joint holders of South32 Shares, any uncertificated holding statements, transaction confirmations or equivalent documentation for South32 to be issued to Demerger Participants under the Demerger will be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Ltd Share Register or Pic Share Register (as applicable) at the Record Date; and

(e)	South32 ADSs: ensure that South32 ADSs are distributed to holders of BHP Billiton Ltd ADSs and BHP Billiton Plc ADSs as soon as practicable after the Ltd Implementation Date and Plc Implementation Date (as applicable) and comply with the conditions for exemption under Rule 12g3-2(b) under the U.S. Securities and Exchange Act of 1934.

9    South32 Listings

9.1    Application to ASX

BHP Billiton must undertake, and South32 must do all things within its sole control that BHP Billiton reasonably requests, to:

(a)	in accordance with the Timetable, apply for admission of South32 to the official list of ASX and apply for the granting by ASX of permission for official quotation of the South32 Shares to be transferred to Demerger Participants and the Sale Agent pursuant to the Demerger on the ASX, subject only to the Ltd Dividend being declared, the Plc Dividend being declared and such other conditions that are acceptable to BHP Billiton;

(b)	pay, or cause to be paid, the applicable fees to ASX; and

(c)	take any action required to procure the satisfaction of any conditions or requirements associated with any conditional ASX listing approval or deferred settlement trading on ASX of South32 Shares.

9.2    Application to UKLA and LSE

BHP Billiton must undertake, and South32 must do all things within its sole control that BHP Billiton reasonably requests, to:

(a)	in accordance with the Timetable:

(1)	apply to the UKLA for the admission of the South32 Shares to listing on the standard segment of the UKLA official list, subject only to the Ltd Dividend being declared, the Plc Dividend being declared and the distribution of the South32 Shares being made to the Demerger Participants and such other conditions as are acceptable to BHP Billiton;

(2)	submit all documents required under the UKLA Listing Rules in connection with the application for listing;

(3)	apply to the LSE for admission of the South32 Shares to “when issued” dealing and normal settlement trading on the main market for listed securities, subject only to the Ltd Dividend being declared, the Plc Dividend being declared and the distribution of the South32 Shares being made to the Demerger Participants and such other conditions that are acceptable to BHP Billiton;

(b)	pay, or cause to be paid, the applicable fees to the UKLA and LSE; and

(c)	take any action required to procure the satisfaction of any conditions or requirements associated with LSE approval of “when issued” dealing on LSE of South32 Shares.

9.3    Application to JSE

BHP Billiton must undertake, and South32 must do all things within its sole control that BHP Billiton reasonably requests, to:

(a)	in accordance with the Timetable, apply for the secondary listing of South32 on the JSE, subject only to the Ltd Dividend being declared, the Plc Dividend being declared and such other conditions that are acceptable to BHP Billiton;

(b)	pay, or cause to be paid, the applicable fees to JSE; and

(c)	take any action required to procure the satisfaction of any conditions or requirements associated with any conditional JSE listing approval or deferred settlement trading on JSE of South32 Shares.

9.4    Obligations of BHP Billiton

For the avoidance of doubt, the obligations of BHP Billiton under this clause 9 to pay applicable fees do not extend to funding the payment of any annual listing fees of South32 relating to the post-Demerger period and cease on the Demerger being implemented.

10    General

10.1    Notices

(a)	Any notice or other communication including any request, demand, consent or approval, to or by a party to this agreement must be in legible writing and in English addressed as shown below (or as specified to the sender by any party by notice):

BHP Billiton Limited

Address:	171 Collins Street, Melbourne 3000

Fax no:	+61 3 9609 3015

For the attention of:	Company Secretary

BHP Billiton Plc

Address:	Neathouse Place, London SW1V 1BH United Kingdom

Fax no:	+44 20 7802 4111

For the attention of:	Company Secretary

South32

Address:	‘Waterfront Place’, Level 20, 1 Eagle Street, Brisbane Queensland 4000

Fax no:	+61 7 3227 5601

For the attention of:	Company Secretary

The notice or communication must be signed by an officer or under the common seal of the sender.

(b)	A notice or communication given in accordance with clause 10.1 (a) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c)	Any notice or other communication to or by a party to this deed is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post, 5 days from and including the date of postage; or

(3)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery,

but if the delivery or receipt is on a day that is not a Business Day at the location of the addressee or is after 5.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day.

(d)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 10.1(c) and informs the sender that it is not legible.

(e)	In this clause 10.1, reference to an addressee includes a reference to an addressee’s officers, agents or employees.

10.2    Representations and warranties

(a)	Each party represents and warrants to each other party that:

(1)	registration: it is a corporation registered (or taken to be registered) and validly existing under the laws of its place of incorporation;

(2)	authority: it has full power and authority to enter into and perform its obligations under this deed;

(3)	authorisations: it has taken all necessary action to authorise the execution, delivery and performance of this deed in accordance with its terms;

(4)	binding obligations: this deed constitutes its legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms subject to laws generally affecting creditors’ rights and to principles of equity; and

(5)	transaction permitted: the execution, delivery and performance by it of this deed does not and will not violate, breach, or result in a contravention of:

(A)	any law, regulation or authorisation; or

(B)	its constitution or other constituent documents.

(b)	BHP Billiton Limited represents and warrants to South32 that as at the time immediately prior to the distribution of the South32 Shares to the Ltd Demerger Participants, the South32 Shares will be unencumbered.

(c)	BHP Billiton Plc represents and warrants to South32 that as at the time immediately prior to the distribution of the South32 Shares to the Plc Demerger Participants, the South32 Shares will be unencumbered.

10.3    Reliance on representations

Each party acknowledges that the other party has entered into this deed in reliance on the representations and warranties in clause 10.2.

10.4    Governing law and jurisdiction

(a)	This deed is governed by the laws of Victoria, Australia.

(b)	Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of Victoria, Australia.

10.5    Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this deed or any right, power, authority, discretion or remedy which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this deed which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)	Where any clause of this deed is void, illegal or unenforceable, it may be severed without affecting the legality, validity and enforceability of the other provisions in this deed.

10.6    Waivers

(a)	Waiver of any right arising from a breach of this deed or of any right, power, authority, discretion or remedy arising upon default under this deed must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this deed; or

(2)	a right, power, authority, discretion or remedy created or arising upon default under this deed,

does	not result in a waiver of that right, power, authority, discretion or remedy.

(c)	A party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this deed or on a default under this deed as constituting a waiver of that right, power, authority, discretion or remedy.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right, power, authority, discretion or remedy by that other party.

(e)	This clause may not itself be waived except by writing.

10.7    Variation

A variation of any term of this deed must be in writing and signed by the parties.

10.8    Duties, costs and expenses

Unless otherwise provided for in this deed or unless otherwise agreed between the parties, each party must pay its own legal costs and expenses in relation to the negotiation, preparation and completion of this deed.

10.9    Cumulative rights

The rights, powers, authorities, discretions and remedies arising out of or under this deed are cumulative and do not exclude any other right, power, authority, discretion or remedy of a party to it.

10.10    Assignment

Rights arising out of or under this deed cannot be assigned, novated or otherwise transferred by a party without the prior written consent of each other party.

10.11    Further assurances

Each party must promptly do all things and execute and deliver all further documents necessary to give full effect to this deed, including, negotiating in good faith with respect to any matters requested by any of the parties to this deed.

10.12    Entire agreement

This deed supersedes all previous agreements in relation to its subject matter and, together with the other Transaction Documents, embodies the entire agreement between the parties.

10.13    Counterparts

This deed may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this deed by signing any counterpart.

10.14    To the extent not excluded by law

The rights, duties and remedies granted or imposed under the provisions of this deed operate to the extent not excluded by law.

10.15    Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedules

Table of contents

Timetable	23

Schedule 1

Timetable

Event	Date
Separation Deed, Implementation Deed and Transitional Services Agreement executed	16 March 2015

Disclosure Documents published	17 March 2015

Last date for dispatch of Disclosure Documents	2 April 2015

Ltd General Meeting and Plc General Meeting	6 May 2015 (9:30 am London Time /4:30pm Perth, Australia Time)

Dividend Declaration Date	7 May 2015

Ltd and Plc undertake to ASX, LSE, JSE and each other to proceed with the Ltd Dividend and Plc Dividend, respectively	8 May 2015

Last day on which Ltd Shares and Plc Shares trade on the ASX, LSE and JSE cum-entitlement to South32 Shares	15 May 2015

Commencement of trading in Ltd Shares and Plc Shares ex-South32 Share entitlement

South32 Shares admitted to the ASX Official List

Commencement of deferred settlement trading in South32 Shares on ASX

South32 Shares admitted to the Main Board of the JSE

Commencement of normal settlement trading of South32 Shares on JSE

“When issued” trading in South32 Shares commences on LSE

18 May 2015

Plc Record Date (excluding Plc Dematerialised Holders but including Plc SA certificated holders)	19 May 2015 (London Time)

Ltd Record Date	20 May 2015 (Melbourne Time)

Plc Dematerialised Holders Record Date	22 May 2015 (South African Standard Time)

Economic Separation Time	4pm on 22 May 2015 (London Time)

Ltd Implementation Date	24 May 2015 (Melbourne Time)

Plc Implementation Date	25 May 2015 (Melbourne Time)

South32 Shares admitted to the UKLA Official List and to trading on the LSE Main Market	26 May 2015 (London Time)

Commencement of normal trading in South32 Shares on LSE

South Africa shareholder confirmations issued	28 May 2015 (London Time)

Event	Date
Distribution of South32 ADSs to BHP Billiton ADS Holders	29 May 2015 (Eastern Standard Time in New York)

South32 holding statements and CHESS confirmations dispatched to Ltd Shareholders	1 June 2015

UK Corporate Sponsored Nominee statements issued

Commencement of normal trading in South32 Shares on ASX	2 June 2015 (Melbourne Time)

Sale of South32 Shares of Selling Shareholders	the date determined by BHP Billiton and South32 under clause 5(d)

Cut-Off Date	31 December 2015 (Melbourne Time)

Signing pages

Executed as a deed

BHP Billiton Limited

Signed sealed and delivered by

BHP Billiton Limited

by

sign here
Company Secretary/Director
print name	Jane Mcaloon
sign here
Director
print name	Jac Nasser
print address

BHP Billiton Plc

Signed sealed and delivered by

BHP Billiton Plc

by

sign here
Company Secretary/Director

print name	Jane Mcaloon
sign here
Director

print name	Jac Nasser

South32

Signed sealed and delivered by

South32 Limited

by

sign here
Company Secretary Director

print name	Nicole Duncan

sign here
Director

print name	Graham Kerr